Exhibit 99.1

AgeX Therapeutics Reports Second Quarter 2023 Financial Results

ALAMEDA, Calif.—(BUSINESS WIRE)—August 14, 2023—AgeX Therapeutics, Inc. (“AgeX”; NYSE American: AGE), a biotechnology company developing therapeutics for human aging and regeneration, reported its financial and operating results for the quarter and six months ended June 30, 2023.

Balance Sheet Information

Cash, cash equivalents, and restricted cash totaled $0.3 million as of June 30, 2023.

Debt Exchanged for Preferred Stock and Line of Credit

As of June 30, 2023, AgeX owed Juvenescence Limited (“Juvenescence”) $33 million in principal and origination fees on account of loans extended to AgeX. However, during July 2023 AgeX and Juvenescence entered into an Exchange Agreement pursuant to which AgeX issued shares of Series A Preferred Stock and Series B Preferred Stock to Juvenescence in exchange for the extinguishment of a total of $36 million of indebtedness, including additional loans made and origination fees accrued after June 30. As of August 11, 2023, AgeX had total outstanding debt payable to Juvenescence in the amount of $1.2 million with $2 million of funds remaining for future borrowings which may be drawn down from time to time until October 31, 2023, subject to Juvenescence’s discretion to approve each loan draw.

Second Quarter 2023 Operating Results

Operating expenses: Operating expenses for the three months ended June 30, 2023 were $1.9 million, as compared with $1.6 million for the same period in 2022.

Research and development expenses decreased by approximately $0.1 million to $0.16 million from $0.26 million during the same period in 2022.

General and administrative expenses increased by $0.4 million to $1.7 million as compared to $1.3 million during the same period in 2022. The increase is largely attributable to professional fees for legal services, consulting expenses incurred in connection with due diligence, and other expenses related to the possible merger between AgeX and Serina Therapeutics Inc., an Alabama corporation (“Serina”).

Other expense, net: Net other expense for the three months ended June 30, 2023 is comprised of $1 million amortization of deferred debt issuance costs and other debt related expenses included in interest expense offset by $0.2 million net interest income primarily earned from a $10 million loan extended to Serina in March 2023 (the “Serina Note”).

Net loss attributable to AgeX: The net loss attributable to AgeX for the three months ended June 30, 2023 was $2.7 million, or ($0.07) per share (basic and diluted) compared to $2.6 million, or ($0.07) per share (basic and diluted), for 2022. The net loss per share is consistent year over year.

Going Concern Considerations

As required under Accounting Standards Update 2014-15, Presentation of Financial Statements-Going Concern (ASC 205-40), AgeX evaluates whether conditions and/or events raise substantial doubt about its ability to meet its future financial obligations as they become due within one year after the date its financial statements are issued. Based on AgeX’s most recent projected cash flows, AgeX believes that its cash and cash equivalents and available sources of debt and equity capital including the loan facilities provided by Juvenescence to advance up to an additional $2 million to AgeX as of August 11, 2023 would not be sufficient to satisfy AgeX’s anticipated operating and other funding requirements for the twelve months following the filing of AgeX’s Quarterly Report on Form 10-Q for the three and six months ended June 30, 2023. These factors raise substantial doubt regarding the ability of AgeX to continue as a going concern.

Management Changes

On August 9, 2023, we made certain transitional changes to our senior management. Michael D. West and AgeX entered into a Transition Services and Separation Agreement (the “Transition Agreement”) pursuant to which Dr. West stepped down as Chief Executive Officer of AgeX but agreed to continue to serve as Chief Executive Officer and as a director of AgeX’s subsidiary Reverse Bioengineering, Inc. during a “Transition Period” that will end on October 31, 2023 or earlier if (i) AgeX consummates a merger with Serina Therapeutics, Inc., (ii) AgeX terminates Dr. West’s employment for “Cause” or “Disability” as such terms are defined in his Employment Agreement, or (iii) Dr. West dies.

On the same date, AgeX appointed Joanne Hackett as Interim Chief Executive Officer. Dr. Hackett is and will continue to serve as the Chair of our Board of Directors but while serving as Interim Chief Executive Officer she will no longer serve on the Audit Committee, Compensation Committee, and as Chair of the Nominating and Corporate Governance Committee of the Board of Directors. AgeX entered into a Consulting Agreement with Dr. Hackett relating to her performance of services as Interim Chief Executive Officer.

AgeX also appointed Jean-Christophe Renondin as a director to fill a vacancy on the Board of Directors. Dr. Renondin has been appointed to serve on the Audit Committee, Compensation Committee, and as Chair of the Nominating and Corporate Governance Committee of the Board of Directors.

Dr. Renondin is Managing Partner at Vesalius Biocapital, a venture capital firm. From 2015 to 2022, Dr. Renondin served as Senior Healthcare Manager at the Sovereign Fund of Oman where he implemented investment strategy and pursued investment opportunities in North America, Europe and Asia. Dr. Renondin has served in management roles at a number of healthcare and investment firms, including serving for five years as managing director of Bryan Garnier & Co. Dr. Renondin served as a director of Cognate Bioservices Limited, a company in the business of contract development and manufacturing, specializing in cell and cell-mediated gene therapy products, which is now owned by Charles River Laboratories International, as a director of Juvenescence Limited from March 2020 until June 2023, and as a director of Viscogliosi Brothers Acquisition Corp. Dr. Renondin received an MBA degree from the Tuck School of Business at Dartmouth University and an MD degree from Universite Paris Cite.

About AgeX Therapeutics

AgeX Therapeutics, Inc. (NYSE American: AGE) is focused on developing and commercializing innovative therapeutics to treat human diseases to increase healthspan and combat the effects of aging. AgeX’s PureStem® and UniverCyte™ manufacturing and immunotolerance technologies are designed to work together to generate highly defined, universal, allogeneic, off-the-shelf pluripotent stem cell-derived young cells of any type for application in a variety of diseases with a high unmet medical need. AgeX has two preclinical cell therapy programs: AGEX-VASC1 (vascular progenitor cells) for tissue ischemia and AGEX-BAT1 (brown fat cells) for Type II diabetes. AgeX’s revolutionary longevity platform induced tissue regeneration (iTR™) aims to unlock cellular immortality and regenerative capacity to reverse age-related changes within tissues. HyStem® is AgeX’s delivery technology to stably engraft PureStem or other cell therapies in the body. AgeX is seeking opportunities to establish licensing and collaboration arrangements around its broad IP estate and proprietary technology platforms and therapy product candidates. For more information, please visit www.agexinc.com or connect with the company on Twitter, LinkedIn, Facebook, and YouTube.

Forward-Looking Statements

Certain statements contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not historical fact including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates” should also be considered forward-looking statements. Forward-looking statements involve risks and uncertainties. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the business of AgeX Therapeutics, Inc. and its subsidiaries, particularly those mentioned in the cautionary statements found in more detail in the “Risk Factors” section of AgeX’s most recent Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission (copies of which may be obtained at www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. AgeX specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law.

Contact for AgeX:

Andrea E. Park

apark@agexinc.com

(510) 671-8620

AGEX THERAPEUTICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except par value amounts)

(unaudited)

	June 30, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$261	$645
Accounts and grants receivable, net	6	4
Prepaid expenses and other current assets	1,083	1,804
Total current assets	1,350	2,453

Restricted cash	50	50
Intangible assets, net	673	738
Convertible note receivable	10,204	-
TOTAL ASSETS	$12,277	$3,241

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued liabilities	$961	$1,034
Loans due to Juvenescence, net of debt issuance costs, current portion	22,943	7,646
Related party payables, net	230	141
Warrant liability	-	180
Insurance premium liability and other current liabilities	371	1,077
Total current liabilities	24,505	10,078

Loans due to Juvenescence, net of debt issuance costs, net of current portion	10,068	10,478
TOTAL LIABILITIES	34,573	20,556

Commitments and contingencies

Stockholders’ deficit:
Preferred stock, $0.0001 par value, 5,000 shares authorized; none issued and outstanding	-	-
Common stock, $0.0001 par value, 200,000 shares authorized; and 37,951 and 37,949 shares issued and outstanding	4	4
Additional paid-in capital	99,977	98,994
Accumulated deficit	(122,156)	(116,210)
Total AgeX Therapeutics, Inc. stockholders’ deficit	(22,175)	(17,212)
Noncontrolling interest	(121)	(103)
Total stockholders’ deficit	(22,296)	(17,315)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$12,277	$3,241

AGEX THERAPEUTICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
REVENUES
Revenues	$9	$12	$19	$17
Cost of sales	5	6	6	7

Gross profit	4	6	13	10

OPERATING EXPENSES
Research and development	160	259	334	655
General and administrative	1,730	1,338	3,723	2,998
Total operating expenses	1,890	1,597	4,057	3,653

Loss from operations	(1,886)	(1,591)	(4,044)	(3,643)

OTHER EXPENSE, NET:
Interest expense, net	(792)	(863)	(1,892)	(1,434)
Change in fair value of warrants	(5)	(168)	(35)	(255)
Other income, net	4	4	7	7
Total other expense, net	(793)	(1,027)	(1,920)	(1,682)

NET LOSS	(2,679)	(2,618)	(5,964)	(5,325)
Net loss attributable to noncontrolling interest	10	-	18	1

NET LOSS ATTRIBUTABLE TO AGEX	$(2,669)	$(2,618)	$(5,946)	$(5,324)

NET LOSS PER COMMON SHARE:
BASIC AND DILUTED	$(0.07)	$(0.07)	$(0.16)	$(0.14)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC AND DILUTED	37,951	37,943	37,950	37,943

AGEX THERAPEUTICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Six Months Ended June 30,
	2023	2022
OPERATING ACTIVITIES:
Net loss attributable to AgeX	$(5,946)	$(5,324)
Net loss attributable to noncontrolling interest	(18)	(1)
Adjustments to reconcile net loss attributable to AgeX to net cash used in operating activities:
Change in fair value of warrants	35	255
Amortization of intangible assets	65	66
Amortization of debt issuance costs	1,976	1,355
Stock-based compensation	105	437
Changes in operating assets and liabilities:
Accounts and grants receivable	(2)	13
Prepaid expenses and other current assets	721	614
Interest on convertible note receivable	(204)	-
Accounts payable and accrued liabilities	(96)	(207)
Related party payables	186	65
Insurance premium liability	(711)	(653)
Other current liabilities	5	(2)
Net cash used in operating activities	(3,884)	(3,382)

INVESTING ACTIVITIES:
Cash advanced on convertible note receivable	(10,000)	-
Net cash used in investing activities	(10,000)	-

FINANCING ACTIVITIES:
Drawdown on loan facilities from Juvenescence	13,500	3,500
Net cash provided by financing activities	13,500	3,500

NET CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(384)	118

CASH, CASH EQUIVALENTS AND RESTRICTED CASH:
At beginning of the period	695	634
At end of the period	$311	$752